Independent Auditors' Consent



To the Shareholders and Board of Directors of Municipal High Income Fund Inc.:

We consent to the use of our report dated December 8, 1997, for Municipal High Income Fund Inc., incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" and "Independent Auditors" in the Prospectus and "Independent Public
Accountants" in the Statement of Additional Information.




	KPMG Peat Marwick LLP


New York, New York
February 23, 1998